                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BAIRNCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              BAIRNCO CORPORATION
                           2251 LUCIEN WAY, SUITE 300
                            MAITLAND, FLORIDA 32751

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 1997

To Shareholders:

     The Annual Meeting of Shareholders of Bairnco Corporation ("Bairnco") will be held on Friday April 18, 1997, at the Sheraton Orlando North, 600 N. Lake Destiny Road, Maitland, Florida at 10:00 a.m., local time, for the following purposes:

          1. To elect the Board of Directors of Bairnco.

          2. To amend the Bairnco Corporation 1990 Stock Incentive Plan.

          3. To ratify management's selection of Bairnco's auditors.

          4. To transact such other business as may properly come before the meeting and any adjournment thereof.
                             ---------------------

     Only shareholders of record at the close of business on March 4, 1997 will be entitled to notice of and to vote at the meeting.

     If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

                                           By Order of the Board of Directors

                                           Linda M. Metcalf
                                           Secretary

Maitland, Florida
March 21, 1997

     THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                              BAIRNCO CORPORATION
                           2251 LUCIEN WAY, SUITE 300
                            MAITLAND, FLORIDA 32751
                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1997
                             ---------------------

                                  INTRODUCTION

     The Annual Meeting of Shareholders of Bairnco Corporation ("Bairnco") will be held on Friday, April 18, 1997, at the Sheraton Orlando North, 600 North Lake Destiny Road, Maitland, Florida at 10:00 a.m., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

     If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement, in favor of the amendment to the Bairnco Corporation 1990 Stock Incentive Plan, and in favor of the ratification of auditors. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting, except on the amendment to the Stock Incentive Plan, where abstentions will have the effect of a vote against the proposal.

     Only shareholders of record at the close of business on March 4, 1997, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 9,388,334 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

     The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 21, 1997. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                       PROPOSAL 1. ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 1998 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 1996 Annual Meeting of Shareholders.

     If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.

NAMES AND AGES OF NOMINEES                       DATA PERTAINING TO NOMINEES
--------------------------                       ---------------------------
Luke E. Fichthorn III (55)...    Since May 23, 1990, Mr. Fichthorn has served as the
                                 Chairman and on December 18, 1991, Mr. Fichthorn became
                                 Chief Executive Officer of Bairnco. For over twenty-one
                                 years, Mr. Fichthorn has been a private investment banker
                                 and partner of Twain Associates, a private investment
                                 banking and consulting firm. Mr. Fichthorn became a
                                 director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc. and FRP
                                 Properties, Inc.
Charles T. Foley (58)........    For the past 25 years, Mr. Foley has been President, Chief
                                 Investment Officer and a director of Estabrook Capital
                                 Management, Inc., an investment advisory firm providing
                                 asset management services for individuals and institutions.
                                 Mr. Foley is Chairman of the Audit Committee and a member
                                 of the Nominating and Compensation Committees. Mr. Foley
                                 has been a director of Bairnco since May, 1990.
Richard A. Shantz (61).......    Mr. Shantz was President of Bairnco from August, 1990,
                                 until his retirement on January 2, 1992. He has served as a director of Bairnco since August, 1990. Mr. Shantz is
                                 Chairman of the Compensation Committee and a member of the
                                 Audit and Nominating Committees.
William F. Yelverton (55)....    Since January 1996, Mr. Yelverton has been CEO of the
                                 Individual Insurance Group of Prudential Life Insurance
                                 Company. From September 1995 through December 1995, he
                                 served as President of Prudential Insurance and Financial
                                 Services. From September 1988 until September 1995 he was
                                 Chairman and CEO of New York Life Worldwide Holding, Inc.,
                                 an insurance holding company. Mr. Yelverton was elected as a director in August, 1991. Mr. Yelverton is Chairman of
                                 the Nominating Committee and is a member of the Audit and
                                 Compensation Committees.

     Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                       MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, Bairnco's Board of Directors met ten times for regular meetings and two times for special meetings. No member of the Board attended fewer than 90% of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board on which he served. Each non-employee director received an annual retainer of $12,000 per year payable quarterly and a fee of $1,000 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day are limited to $1,000. At the December, 1996 Board of Directors meeting, the Board approved a resolution changing the Board meeting schedule from ten to six meetings per year, increasing the annual retainer to $16,000 per year and increasing the fee to $1,500 for attending in person each regular or special meeting. Under the revised policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day, will be limited to $1,500. Mr. Shantz received fees of $3,500 for serving on a Special Committee of the Board that met during 1996.

     In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No payments were made during 1996.

     During 1996, Bairnco's outside directors received the following compensation: Charles T. Foley -- $21,000, Richard A. Shantz -- $23,500, William
F. Yelverton -- $21,000.

     It is the present policy of Bairnco that outside directors upon retirement from the Board of Directors shall receive for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco, annually an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis, or receiving in a lump sum, the net present value of the remaining payments discounted at the then thirty year U.S. Government bond yield.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Bairnco has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Compensation Committee met seven times during 1996 and the Audit Committee met two times during 1996. The non-employee directors who are members of the Audit, Compensation and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 1996, the Audit, and Compensation Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

     The Audit Committee reviews and recommends to the Board of Directors the engagement of the independent auditors of Bairnco and its subsidiaries, and reviews with the auditors their work, fees and the accounting policies and practices of Bairnco and its subsidiaries.

     The Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $100,000. The Compensation Committee also reviews and approves management incentive compensation and reviews and administers the stock option plan.

     The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors. The Nominating Committee will not consider recommendations from shareholders; the Committee believes it has sufficient resources and contacts to fulfill its obligations.

            COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

     The following table sets forth information as of December 31, 1996, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                                           AMOUNT AND
                                                             NATURE          PERCENTAGE OF
                                                          OF BENEFICIAL       ISSUED AND
                                                          OWNERSHIP OF        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                      COMMON STOCK       COMMON STOCK
------------------------------------                    -----------------    -------------
Marvin Schwartz.......................................       922,800              9.80%
  605 Third Avenue
  New York, N.Y. 10158

Cornelia Bailey.......................................       610,000              6.48%
  14 Bassett Creek Trail North
  Hobe Sound, FL 33455

Dimensional Fund Advisors Inc.(1).....................       571,000              6.06%
  1299 Ocean Avenue
  Santa Monica, CA 90401

---------------

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 571,000 shares of Bairnco Corporation stock as of December 31, 1996 all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the executive officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of December 31, 1996.

                                                                                    PERCENTAGE OF
                                                                ISSUED AND        AMOUNT AND NATURE
                                                                OUTSTANDING         OF BENEFICIAL
                                                              COMMON STOCK ON       OWNERSHIP OF
                NAME OF INDIVIDUAL OR GROUP                  DECEMBER 31, 1996      COMMON STOCK
                ---------------------------                  -----------------    -----------------
Luke E. Fichthorn III......................................        402,731(1)            4.28%
Charles T. Foley...........................................        388,299(2)            4.12%
Elmer G. Pruim III.........................................          2,900(3)                (9)
Richard A. Shantz..........................................        366,999(4)            3.90%
Barry M. Steinhart.........................................         33,715(5)                (9)
J. Robert Wilkinson........................................         69,844(6)                (9)
William F. Yelverton.......................................         32,899(7)                (9)
All executive officers and directors as a group (7
  persons).................................................      1,297,387(8)           13.78%

---------------

(1) Includes 2,000 shares owned by Mrs. Fichthorn, an aggregate of 18,700 shares owned by his children and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of all shares referenced thus far in this Note (1). Also includes shares that would be issued upon exercise of 266,666 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(2) Includes 37,600 shares owned by Estabrook Capital Management, Inc. ("Estabrook") which represents less than 1% of the issued and outstanding shares. Mr. Foley is President, Chief Investment Officer and a director of Estabrook. Estabrook has represented to Bairnco that it has created a "Chinese wall" that prevents Mr. Foley from participating in any investment or voting decisions with respect to such shares. Accordingly, Mr. Foley disclaims beneficial ownership of the shares of Bairnco Common Stock held by Estabrook. Also includes shares that would be issued upon the exercise of 8,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(3) Includes shares that would be issued upon the exercise of 1,250 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(4) Includes 35,700 shares owned by Mrs. Shantz as to which Mr. Shantz disclaims beneficial ownership. Also, includes shares that would be issued upon the exercise of 6,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(5) Includes 100 shares owned by each of his two children (under the Uniform Gift to Minors Act). Also includes shares that would be issued upon exercise of 30,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(6) Includes 400 shares owned by each of his three children (under the Uniform Gifts to Minors Act) with Mrs. Wilkinson as custodian with respect to which Mr. Wilkinson disclaims beneficial ownership. Also includes shares that would be issued upon exercise of 50,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan. Mr. Wilkinson also indirectly owns 7,278 shares through ownership in trust under the Bairnco Corporation 401(K) Savings Plan.
(7) Includes shares that would be issued upon the exercise of 7,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(8) Includes a total of 59,300 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 371,247 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(9) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

     Based on Bairnco's review of Securities and Exchange Commission Forms 3, 4, and 5 submitted to Bairnco and written representation from directors and executive officers, no director, executive officer or beneficial holder of 10% of Bairnco common stock, failed to file a report on a timely basis, during 1996, as required by Section 16(a) of the Securities Exchange Act of 1934.

                           COMPENSATION OF MANAGEMENT

GENERAL

     The following table sets forth information regarding the compensation paid, distributed or accrued by Bairnco and its subsidiaries for services rendered during 1994, 1995, and 1996 to the Chairman of the Board and each of the three other most highly compensated executive officers of Bairnco (collectively the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                             ANNUAL COMPENSATION       AWARDS
                                                             --------------------   -------------
            NAME AND PRINCIPAL POSITION               YEAR    SALARY      BONUS        OPTIONS
            ---------------------------               ----   --------    --------   -------------
                                                               ($)         ($)
Luke E. Fichthorn III...............................  1996   $349,167    $206,250
  Chairman of the Board                               1995   $339,167    $162,200
                                                      1994   $330,000    $146,300
J. Robert Wilkinson.................................  1996   $171,983    $ 81,469
  V. P. Finance                                       1995   $167,300    $ 65,000
                                                      1994   $165,950    $ 55,600
Elmer G. Pruim III(1)...............................  1996   $ 93,333    $ 32,500      10,000
                                                      1995   $ 82,083    $ 64,000
                                                      1994   $ 33,333    $ 12,500       2,500
Barry M. Steinhart(2)...............................  1996   $100,000    $ 23,958
                                                      1995   $100,000    $ 36,500
                                                      1994   $ 98,500    $ 27,400

---------------

(1) Mr. Pruim severed as Controller of the Corporation until October, 1996. At that time he was appointed President of Arlon's Adhesives and Films Division
(2) Mr. Steinhart resigned as an Executive Officer of the Corporation in October, 1996. He remains employed with the Corporation in a managerial position.

1996 OPTION GRANTS TABLE

     The following table sets forth information regarding stock option grants issued to each Named Executive during fiscal year 1996 under the Company's 1990 Stock Incentive Plan. Under Securities and Exchange Commission regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5%-10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company's stock at a future date, which may or may not correspond to the projections below.

                          OPTION GRANTS IN FISCAL 1996

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                               # OF SECURITIES     % OF TOTAL                               STOCK APPRECIATION
                                 UNDERLYING      OPTIONS GRANTED                              FOR OPTION TERM
                                   OPTIONS        TO EMPLOYEES     EXERCISE   EXPIRATION   ---------------------
NAME                               GRANTED       IN FISCAL YEAR     PRICE        DATE         5%          10%
----                           ---------------   ---------------   --------   ----------   ---------   ---------
Elmer G. Pruim III...........       2,500              3.33%        $7.000     1/25/2006     $11,006     $27,890
Elmer G. Pruim III...........      10,000             13.33%        $6.125    10/18/2006     $28,290     $73,213

     The following table sets forth information for each Named Executive with regard to the aggregate stock options held as of December 31, 1996.

                          FISCAL YEAR END OPTION VALUE

                                                                                  VALUE OF
                                                              NUMBER OF         UNEXERCISED
                                                             UNEXERCISED        IN-THE-MONEY
                                                               OPTIONS            OPTIONS
                                                             AT FY-END(#)     AT FY-END($)(1)
                                                            --------------    ----------------
                                                             EXERCISABLE/       EXERCISABLE/
NAME                                                        UNEXERCISABLE      UNEXERCISABLE
----                                                        --------------    ----------------
Luke E. Fichthorn III.....................................  266,666/83,333            $182,666/$57,083
J. Robert Wilkinson.......................................   50,000/0                  $81,250/$0
Barry M. Steinhart........................................   30,000/0                  $48,750/$0
Elmer G. Pruim III........................................    1,250/11,250              $2,031/$18,281

---------------

(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 1996 and the option grant price.

BAIRNCO RETIREMENT PLAN

     Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco, and its U.S. subsidiaries, KASCO Corporation and Arlon, Inc., participate.

     Remuneration covered by the Bairnco Plan in a particular year includes that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 1996 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 1997 in respect of 1996 awards.

     The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:

                AVERAGE                               YEARS OF SERVICE AT RETIREMENT
              COMPENSATION                ------------------------------------------------------
             AT RETIREMENT                   5         10         15         20       25 OR MORE
             -------------                -------    -------    -------    -------    ----------
  $ 50,000..............................  $ 3,979    $ 7,958    $11,936    $15,915     $19,894
    75,000..............................    6,416     12,833     19,249     25,665      32,081
   100,000..............................    8,854     17,708     26,561     35,415      44,269
   150,000 or more......................   13,729     27,458     41,186     54,915      68,644

     In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $150,000 for 1996. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $150,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $150,000 limit.

     For each of the following, the credited years of service under the Bairnco Plan as of December 31, 1996, and the remuneration received during 1996 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 7 years and $150,000; Mr. Wilkinson, 10 years and $150,000; Mr. Steinhart, 14 years and $123,958; and Mr. Pruim, 2 years and $125,833.

     In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, a non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $43,307 payable upon normal retirement date, based upon 25 projected years of credited service, and 1996 covered remuneration of $150,000.

EXECUTIVE CONTRACTS

  Employment Agreement with Mr. Fichthorn

     On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $352,500 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

     In accordance with the agreement, Mr. Fichthorn received on the date when he became an employee of Bairnco stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant; of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992. An additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995. The remaining 83,334 shares will become exercisable on the tenth anniversary of the date of grant, if Mr. Fichthorn is an employee on such date.

     All options will remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

     Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (21 years) were treated as years of service under that plan. The supplemental, non qualified benefit (as described above) is fully vested.

     The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

     If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee consisted of the following members during all of 1996: Messrs. Charles Foley, Richard Shantz and William Yelverton. All the members of the Committee are outside directors. Prior to his retirement on January 2, 1992, Mr. Shantz was President of the Corporation. He was elected to the Compensation Committee on February 20, 1992.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is based on two objectives:
(i) providing market-competitive compensation opportunities, and (ii) creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

     The components of the Company's executive compensation program include: annual base cash compensation, management incentive compensation (MIC), and longer term incentives consisting of stock options.

     Base salaries are targeted at the median of competitive data for industrial companies. (These companies differ from those shown as the Company's peer group in the Performance Graph on page 10 because the Company competes for talent with a broader group of employers than just those in its industry.) During 1996, the Company utilized information from several nationwide salary surveys as a basis to make upward adjustments in salary ranges to maintain competitiveness. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the positions, duties and responsibilities in accordance with a formal Compensation Policy.

INCENTIVE COMPENSATION

     Incentive compensation is a function of company performance namely, net income per share, and is administered through Bairnco's Management Incentive Compensation (MIC) Program. The annual pool for the MIC Program for executives is generated at the rate of $15,000 for each $.01 per share of net income of

Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share, after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income. Over the past fiscal year, net income was equal to $.85 per share, generating a total bonus pool of $825,000.

     Distribution of MIC awards to eligible employees is dependent upon the Compensation Committee's objective evaluation of the individual employee's achievement, as measured against predetermined specific objectives for each employee, and distributions are made on an annual basis.

STOCK OPTION PLAN

     The 1990 Bairnco Stock Incentive Plan (the "Option Plan") was approved by shareholders at the 1990 Annual Meeting of Shareholders. Under the terms of the Option Plan, the Committee has complete discretion in determining the participation and number of options, (up to an annual maximum of 250,000 Common Shares) if any, to be granted to a Participant. The Committee has established and follows guidelines with respect to the granting of options under the Option Plan to employees upon their hire or promotion to important managerial or supervising classifications. Grants were issued to the following named executive officer during the fiscal year ending December 31, 1996: Elmer Pruim.

COMPENSATION EARNED BY THE CHIEF EXECUTIVE OFFICER

     In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in turning around problem operations. The Committee also reviewed the Chairman's base salary against recent salary surveys. This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 1995. On May 1, 1996 he received a salary increase of 3.0% resulting in a current salary for Mr. Fichthorn of $352,500.

162 (M) DISCLOSURE

     Based on current levels of compensation, no executive officer is expected to receive compensation for 1997 services which would be non deductible under
Section 162 (m) of the Internal Revenue Code. Accordingly, except as described in Proposal 2 herein, the Compensation Committee has not considered any revisions to its policies and programs in response to this new provision of law.

              Respectfully submitted,
              The Compensation Committee

              Richard A. Shantz
              Charles T. Foley
              William F. Yelverton

PERFORMANCE GRAPH

     Presented in the graph below is a comparison of the five year cumulative returns among Bairnco Common Stock, the S&P 500 Index and a Dow Jones composite peer group index. The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 1991, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.

     Due to the diversity of Bairnco's operations, no single, published, industry or line-of-business index was determined to be relevant for comparative purposes to the total return on an investment in Bairnco Common Stock over the last five years. Accordingly, a composite peer group index was developed using three industry group indices published by Dow Jones. The indices used, each of which was weighted equally in deriving the composite index, were the Dow Jones Electrical Components and Equipment Index, the Dow Jones
Industrial -- Diversified Index and the Dow Jones Diversified Technology Index.

                               PERFORMANCE GRAPH
                     FIVE YEAR CUMULATIVE RETURN COMPARISON
                      AMONG BAIRNCO, S&P 500 AND COMPOSITE

        MEASUREMENT PERIOD               BAIRNCO            S&P 500           COMPOSITE
      (FISCAL YEAR COVERED)
1991                                              100                100                100
1992                                               94                108                109
1993                                               56                118                126
1994                                               63                120                125
1995                                               92                165                166
1996                                              110                203                209

     On December 31, 1993, a restructuring plan was adopted by Bairnco pursuant to which the businesses comprising the Specialty Construction Products segment and certain other non-core businesses were to be divested. Losses from these discontinued operations in 1993, net of related tax benefits, amounted to ($23,395,000) or ($2.23) per share and included a substantial write-down of the net assets of these operations to their expected net realizable value as of December 31, 1993. Restructuring costs were also incurred at KASCO Corporation in conjunction with programs underway to focus this unit on those lines of business that have the greatest growth and profit potential and to rationalize its North American production facilities. In the fourth quarter of 1993, Bairnco also recorded a $3.0 million pre-tax provision for anticipated litigation expenses. (See Note 2 to the Consolidated Financial Statements on page 19 of Bairnco's 1996 Annual Report).

                          PROPOSAL 2. AMENDMENT TO THE
                 BAIRNCO CORPORATION 1990 STOCK INCENTIVE PLAN

     On March 14, 1997, the Board of Directors unanimously approved, subject to approval by the Corporation's shareholders, an amendment to the Corporation's 1990 Stock Incentive Plan (the "1990 Plan") to limit the maximum number of the Corporation's Common Shares that may be awarded as stock options to any single participant in any twelve month period to 250,000 Common Shares. The Board took this action to meet the requirements of a change in Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") that affects the 1990 Plan beginning in 1997. This amendment will assure that any additional stock options granted under the 1990 Plan will continue to be tax deductible to the Corporation under the Code.

     Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Corporation for compensation in excess of $1 million paid to each of its chief executive officer and four most highly paid other executive officers. An exception to this rule applies to certain performance based compensation as to which the shareholders have approved (i) the performance criteria and (ii) the maximum amount payable to any given individual in a specified period. Since stock options are inherently performance based, they provide value to employees only if the stock price appreciates, the Corporation's shareholders need only approve a maximum number of stock options which may be granted to any individual within a twelve month period under the 1990 Plan in order for the exception to
Section 162(m) to be applicable.

     To be approved, the proposed amendment requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions from voting on this proposal (including broker non-votes) will have the effect of votes against this proposal. If not otherwise specified, properly executed proxies will be voted in favor of the proposal. If shareholders do not approve the amendment to the 1990 Plan, no option grants will be made to the Corporation's executive officers under the 1990 Plan following the 1997 Annual Meeting of Shareholders.

     On March 4, 1997, the record date, the closing price of the Corporation's Common Shares on the New York Stock Exchange was $7.25.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1990 PLAN.

     The following is a summary of the material terms of the 1990 Plan, as amended by the proposed amendment.

  General Information Regarding the 1990 Plan

     The 1990 Plan is administered by the Committee, which is authorized to grant stock options and limited stock appreciation rights ("LSARs") to officers and other key executive and management employees of the Corporation and its subsidiaries. In addition, options are granted to each outside director of the Corporation. While the number of grantees will vary from year to year, in 1996, 39 individuals including 7 officers and directors, received awards under the 1990 Plan.

     The maximum number of the Corporation's Common Shares that may be issued under the 1990 Plan is 2,500,000 plus the number of Common Shares received by the Corporation after May 23, 1990 in payment of the exercise price under any Option. If Common Shares under a grant are not issued, those Common Shares will again be available for inclusion in future grants. Additionally, there is available for issuance under the 1990 Plan any Common Shares subject to options under the 1990 Plan which are canceled, terminated or otherwise settled without the issuance of the Corporation's Common Shares or a direct payment in cash. Payment of cash in lieu or Common Shares in respect of a Limited Stock Appreciation Right is considered an issuance of Common Shares under the 1990 Plan. Common Shares issued pursuant to the 1990 Plan may either be treasury shares or newly issued shares. If there is a stock spilt, stock dividend, recapitalization, or other relevant change affecting the Corporation's Common Shares, appropriate adjustments would be made in the number of Common Shares that could be issued in the future and in the number of Common Shares and price under all outstanding grants made before the event.

  Grants Under the 1990 Plan

     Stock Options. The Committee may grant nonqualified stock options ("NSOs") and options qualifying as incentive stock options ("ISOs") under the Code. The option price of any option must be at least equal to the fair market value of a Common Share on the date of grant. The term of each option is fixed by the Committee but may not exceed (i) ten years from the date upon which an NSO become exercisable or (ii) ten years from the date upon which an ISO is granted. The Committee determines the time or times at which each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Subject to the per person limit described above, the Committee has the discretion to determine the number of Common Shares to be awarded to each participant.

     Limited Stock Appreciation Rights. The Committee may grant LSARs which become exercisable for a period of 90 days following a Change of Control. LSARs entitle the grantee to receive an amount equal to the excess of the then fair market value of the Common Shares with respect to which the LSAR is being exercised over the price fixed by the Committee at the time the LSAR was granted. Payment is made in cash, in Common Shares, or a combination of the two as the Committee determines. If an LSAR is exercised, the right under any related option would terminate. If any related stock option is exercised, any LSAR related to the Common Shares purchased would terminate. The Committee will determine the time or times at which an LSAR may be exercised.

     Termination of Employment. In the event of termination of employment by reason of retirement, long term disability or death, any option or LSAR may thereafter be exercised in full for a period of up to 3 years, subject in each case to the stated term of the option. In the event of termination of employment for any reason other than retirement, disability or death, any options and LSARs which are not then exercisable will be canceled and any exercisable options will remain exercisable for up to 3 years following such termination.

     Change of Control Provisions. The 1990 Plan provides that the Committee may provide participants with certain additional rights and benefits in the event of a "Change in Control" (as defined in the 1990 Plan), including, without limitation, allowing all LSARs to become immediately exercisable for a period of 90 days. These provisions will not apply, however, if the acquirer agrees to substitute new awards that preserve the value of the existing awards (including, without limitation, by accelerating vesting for a participant who is involuntarily or constructively terminated due to a Change of Control).

  Federal Income Tax Consequences

     Stock Options. The grant of an ISO or an NSO would not result in income for the grantee or in a deduction for the Corporation.

     The exercise of an NSO generally would result in ordinary income for the grantee and a deduction for the Corporation measured by the difference between the fair market value of the Common Shares received at the time of exercise and the option price.

     The exercise of an ISO would not result in ordinary income for the grantee if the grantee (i) does not dispose of the Common Shares within two years after the date of grant or one year after the transfer of Common Shares upon exercise, and (ii) is an employee of the Corporation or a subsidiary of the Corporation from the date of grant until three months before the exercise date. If these requirements are met, the grantee's basis in the Common Shares upon later disposition would be the option price. Any gain would be taxed to the grantee as a long term capital gain, and the Corporation would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is considered as income for purposes of the alternative minimum tax; therefore, a grantee is potentially subject to the minimum tax on the excess of the market value of the Common Shares purchased over option price as a result of exercise.

     If the grantee disposes of the ISO Common Shares prior to the expiration of either of the holding periods described above, the grantee would recognize ordinary income, and the Corporation would be entitled to a deduction, equal to the lesser of the fair market value of the Common Shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of this amount would be treated as long term or short term capital gain, depending on whether the Common Shares are held for the requisite holding period.

     LSARs. The grant of an LSAR would not result in income for the grantee or in a deduction for the Corporation. Upon the exercise of an LSAR, the grantee would recognize ordinary income and the Corporation would be entitled to a deduction measured by the fair market value of the Common Shares plus any cash received.

  Other Information

     The Board may terminate or suspend the 1990 Plan at any time but such termination or suspension shall not affect any stock options or LSARs then outstanding under the 1990 Plan. Unless terminated by action of the Board, the 1990 Plan will continue in effect until June 1, 2000, but awards granted prior to such date shall continue in effect until they expire in accordance with their terms. The Board may also amend the 1990 Plan as it deems advisable, but subject to any shareholder approval required of any such amendment under applicable law. The Committee may amend the terms of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent.

                     PROPOSAL 3.  RATIFICATION OF AUDITORS

     The Board of Directors has voted unanimously to retain the firm of Arthur Andersen LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 1997 fiscal year. The Board of Directors is submitting its selection of Arthur Andersen LLP to shareholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of management's selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting (assuming that a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF MANAGEMENT'S SELECTION OF AUDITORS.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 1998 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 1997. The executive offices of Bairnco currently are located at 2251 Lucien Way, Suite 300, Maitland, Florida 32751.

                           EXPENSES AND OTHER MATTERS

     Bairnco will pay the costs of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

     In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

     Management does not intend to present any further items of business to the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                          By Order of the Board of Directors

                                          Linda M. Metcalf
                                          Secretary

Maitland, Florida
March 21, 1997

     PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                                       APPENDIX

                                     PROXY
                              BAIRNCO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1997
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION

    The undersigned hereby appoints LUKE E. FICHTHORN III, J. ROBERT WILKINSON, and LINDA M. METCALF, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of BAIRNCO CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Sheraton Orlando North, 600 North Lake Destiny Road, Maitland, Florida, on Friday, April 18, 1997, at 10:00 A.M., local time, and at any adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.  ELECTION OF DIRECTORS

    [ ]  FOR all nominees listed below                          [ ]  WITHHOLD AUTHORITY to vote for
         (except as listed to the contrary below)                    all nominees listed below

   NOMINEES: Luke E. Fichthorn III, Charles T. Foley, Richard A. Shantz, William F. Yelverton

   (INSTRUCTIONS: to withhold your vote from any individual nominee or nominees, check the FOR box above and write each such nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2.  AMENDMENT TO THE BAIRNCO CORPORATION 1990 STOCK INCENTIVE PLAN

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3.  RATIFICATION OF MANAGEMENT'S SELECTION OF AUDITORS

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

4. TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

    If no contrary instructions are indicated on this Proxy, this Proxy will be voted FOR Proposals 1, 2, and 3.

                                                  Dated:
                                                        ------------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  Please sign exactly as name
                                                  appears at left. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give your full title
                                                  as such.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE